EXHIBIT 2.1

EXECUTION VERSION

DATED
September 22, 2019

AL MASANE AL KOBRA MINING CO.
and the other
purchasers identified on the signature page hereto,
as Purchasers,
and
TRECORA RESOURCES, A DELAWARE (USA) CORPORATION,

as Seller

SHARE SALE AND PURCHASE AGREEMENT

CONTENTS
Clause    Page

1.	Definitions and Interpretation 1

2.	Authority of Signatories 3

3.	Sale and Purchase 4

4.	Payment of Purchase Price and Deposit 5

5.	Effective Date 5

6.	Conditions 5

7.	Filings; Other Actions 7

8.	Closing 8

9.	Warranties 9

10.	Indemnifications; Remedies 10

11.	Tax Matters 11

12.	Further Assurances 12

13.	No Partnership or Agency 12

14.	Costs 12

15.	Termination 12

16.	Assignment 13

17.	Entire Agreement 13

18.	Notices 13

19.	Variation, Waiver and Consent 15

20.	Severability 15

21.	General 15

22.	Continuing Effect 16

23.	Governing Law and Submission to Arbitration 16

Annex:

Annex I    Definitions
Annex II    Wiring Instructions

Schedules:

Schedule 1    Sale Shares
Schedule 2    Warranties

THIS SHARE SALE AND PURCHASE AGREEMENT is made as of September 22, 2019 to be effective as of the Effective Date (as defined below).
PARTIES:

(1)
Trecora Resources, a Delaware (USA) corporation, a company organized and existing under the Laws of the United States of America and having its registered office at 1650 Hwy 6 S., Suite 190, Sugar Land, TX 77478, USA (“Seller”);

(2)
Al Masane Al Kobra Mining Co., a Saudi joint stock company organized under the Laws of the Kingdom of Saudi Arabia with commercial registration number 4030175345 dated 7/1/1429 issued at Jeddah and commercial registration number 5950017523 dated 03/11/1431H issued at Najran, and SAGIA license number 993/2 dated 16/7/1428 issued at Riyadh (the “Company”);

(3)	The individuals and entities identified on the signature page hereto (collectively, “Individual Purchasers” and together with the Company, “Purchasers”); and

(4)	Mohammad Aballala, an individual, as the representative of the Purchasers for all purposes under this Agreement (the “Purchasers’ Representative”).
RECITALS:

(A)	Seller is the owner of, in the aggregate, 26,467,422 Shares (as defined below) in the capital of the Company.

(B)	Each Individual Purchaser is a current shareholder in the Company.

(C)	Seller wishes to sell, and Purchasers wish to purchase, the Sale Shares (as defined below) on the terms and subject to the conditions set out in this Agreement.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
Capitalized terms that are used in this Agreement have the meanings set forth in Annex I.

1.2	Statutory Provisions
All references to legislation, subordinate legislation, statutes, statutory provisions, enactments, directives, rules or regulations shall include references to any consolidation, re-enactment, modification, amendment, restatement or replacement of the same, any statute, statutory provision, enactment, directive, rules or regulation of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time.

1.3	Agreed Form
Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Parties prior to the execution of this Agreement and signed or initialled for identification purposes only by or on behalf of the Parties, in each case with any amendments as may be agreed by or on behalf of the Parties.

1.4	Recitals and Schedules
References to this Agreement include the recitals, annexes and schedules which form part of this Agreement for all purposes. References in this Agreement to the Parties, the recitals, annexes, schedules and clauses are references respectively to the Parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this Agreement.

1.5	Meaning of References
In this Agreement, unless the context requires otherwise:

(a)
words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing persons and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)
references to a “person” shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality;

(c)	References to a “company” shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(d)
references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of matters;

(e)	references to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form;

(f)
references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct consequence of or which would not have arisen but for that matter;

(g)
where this Agreement states that a Party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement;

(h)	references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(i)	references to paragraphs in each schedule are references to paragraphs in that particular schedule unless the context requires otherwise;

(j)	a reference to any matter is a reference to any fact, matter or circumstance;

(k)	references to Saudi Arabian Riyals (“SAR”) are to the lawful currency of the Kingdom of Saudi Arabia (“KSA”) as at the date of this Agreement; and

(l)
references to times of the day are to the local time in KSA and references to a day are to a period of 24 hours running from midnight to midnight. Any reference to dates or periods of time are to the Gregorian calendar.

1.6	Headings
Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.7	Awareness
Where any statement in the Warranties is qualified by the expression “to the best of the knowledge of the Warrantor” or “so far as the Warrantor is aware” or any similar expression, the Warrantor shall be deemed to have knowledge of:

(a)	anything of which any such Warrantor has knowledge; and

(b)	anything of which such Warrantor would have had knowledge had it made due and careful enquiry immediately before giving the statement.

1.8	Joint and Several Obligations
All warranties, representations, indemnities, covenants, agreements, undertakings and obligations given or entered into by Purchasers are given or entered into jointly and severally.

1.9	Negotiation of the Agreement
The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.

2.	AUTHORITY OF SIGNATORIES

2.1
If requested by any other Party, a Party shall promptly deliver to each of the other Parties evidence reasonably satisfactory to the other Parties that any person executing any Transaction Document on its behalf is duly authorised signatory and is authorised to do so.

2.2
Further all Parties shall, as soon as reasonably practicable after the date of this Agreement, duly execute a power of attorney (and where appropriate such power of attorney shall be notarised and legalised) for use in KSA enabling each Party to undertake all acts and actions required to complete the Transaction in accordance with this Agreement.

2.3
It is acknowledged and agreed that the Company's entry into this Agreement and the performance of its obligations hereunder in connection with the buyback by the Company of certain of the Sale Shares (as listed in Schedule 1) (the “Buyback”) is subject to the Company receiving the approval of its Shareholders at an extraordinary general meeting to be held on 29 September 2019 (the “Shareholder Approval”). Following receipt of the Shareholder Approval, the Company shall be obliged to comply with its obligations hereunder including but not limited to payment of the Deposit in accordance with Clause 4.2 which shall, for the avoidance of doubt, be paid by the Company and received by the Sellers within 11 days of the date of this Agreement.

3.	SALE AND PURCHASE

3.1	Sale Shares
Subject to the Conditions being satisfied, and in accordance with the terms set forth in this Agreement, Seller shall sell to Purchasers, and Purchasers shall purchase from Seller, the Shares as set forth in Schedule 1 (the “Sale Shares”).

3.2
The Sale Shares shall be sold on and with effect on and from the Closing Date, free from all Encumbrances and together with all rights and liabilities attaching to them including the right to receive any dividends in respect of the Sale Shares declared and/or paid after Closing.

3.3	Seller is not obliged to complete the sale of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

3.4	Purchasers acknowledge that Seller enters into this Agreement in reliance on Purchasers’ Warranties and undertakings on the part of each Purchaser set out in this Agreement.

3.5
The purchase price for the Sale Shares is SAR 10 per Sale Share, equating to a total of SAR 264,674,220 (the “Purchase Price”). The Purchase Price will be paid in United States Dollars calculated at the prevailing exchange rate on the date of the relevant transfer.

3.6	The Purchase Price shall be paid by Purchasers in proportion to the number of Sale Shares purchased by each Purchaser hereunder as set forth in Schedule 1.

3.7
Contemporaneously with the sale of the Sale Shares, Seller will be released from any and all commitments and guarantees Seller may have to the Company or any third parties on behalf of the Company, including the guarantee (the “Guarantee”) issued by Seller in favour of the lenders under the Loan Agreement No. 2234 by and between the SIDF and the Company, dated September 1, 2010 (the “Loan”), as amended. To accomplish this release, each Individual Purchaser will assume a share of the aggregate amount of the Guarantee (and any other liabilities arising out of or relating to the Sale Shares) that is proportionate to such Individual Purchaser’s percentage acquisition of Sale Shares relative to the other Individual Purchasers, calculated for purposes of this Clause 3.7 on the basis that the Individual Purchasers are acquiring 100% of the Sale Shares and AMAK is not purchasing any of the Sale Shares.

4.	PAYMENT OF PURCHASE PRICE AND DEPOSIT

4.1	Payment of the Purchase Price
Purchasers shall together pay the Purchase Price Balance to Seller at Closing by wire transfer of immediately available funds pursuant to the wire instructions set forth on Annex II.

4.2	Deposit
Purchasers shall deliver to Seller, by wire transfer of immediately available funds, an aggregate amount equal to 5% of the Purchase Price being SAR 13,233,711 (the “Deposit”) pursuant to the wire instructions set forth on Annex II, no later than the date that is 10 calendar days after the date of this Agreement. In the event the Closing occurs, the Deposit shall be credited against the Purchase Price. If the Closing does not occur, Seller shall be entitled to retain the Deposit as liquidated damages (and not as a penalty) for failure of the transaction to be consummated. This Agreement will not be in effect until the Deposit is received by Seller in full, and will terminate without the need for further action if the Deposit is not received in full by Seller on or before the date that is 11 calendar days after the date of execution of this Agreement.
As consideration for receipt of the non-refundable Deposit, from the Effective Date until the date that is 60 days after the Effective Date, Seller will not solicit, negotiate, or enter into a purchase and sale agreement with respect to the Sale Shares with any third party purchaser.

5.	EFFECTIVE DATE
This Agreement shall have full force and effect from and after the date on which Seller receives the Deposit in full in immediately available funds (the “Effective Date”). Prior to such date, this Agreement shall not be in effect or bind the Parties in any way.

6.	CONDITIONS

6.1	Conditions
The obligations to Close the Transaction are conditional upon the following matters (“Conditions” and “Condition” shall mean any of them) having been satisfied (or waived where indicated), on or before the Long Stop Date:

(a)	General Conditions

(i)
As soon as reasonably practicable after the date of this Agreement and if required, the Parties shall procure that their respective authorised signatories execute the Short Form SPA and shall take all steps as may be necessary to have the Short Form SPA attested by the Chamber of Commerce;

(ii)
SIDF shall have unconditionally approved the Transaction in writing together with confirmation that Seller is released from any and all obligations and guarantees in connection with the Loan, including the Guarantee, in accordance with Clauses 3.7 and 6.1(c)(iv); and

(iii)	DMMR shall approve the Transaction.

(b)	Conditions to Obligations of Purchasers:
The obligations of Purchasers to Close the Transaction as contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following Conditions (any of which may be waived in writing by Purchasers, in whole or in part, in their sole discretion):

(i)	No Governmental Entity shall have enacted, issued, promulgated or enforced or entered any Law or Order to the effect that the Transaction may not be Closed as provided herein;

(ii)	Seller’s Warranties shall be true and correct as at the Closing as though made at and as of such time or, in the case of Seller’s Warranties made as of a specific date, as of such date;

(iii)	Seller shall have performed, in all material respects, all of its obligations and undertakings hereunder required to be performed or complied by it at or prior to the Closing; and

(iv)
Seller shall have procured that Patrick D. Quarles, Nicholas N. Carter and John D. Elmes (the “Resigning Directors”) each sign their respective letter of resignation as a director on the Board of the Company with effect from the Closing Date.

(c)	Conditions to Obligations of Seller:
The obligations of Seller to Close the Transaction as contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following Conditions (any of which may be waived in writing by Seller, in whole or in part, in its sole discretion):

(i)	No Governmental Entity shall have enacted, issued, promulgated or enforced or entered any Law or Order to the effect that the Transaction may not be consummated as provided herein;

(ii)	Each Purchaser’s Warranties shall be true and correct as of the Closing as though made at and as of such time or, in the case of Purchasers’ Warranties made as of a specific date, as of such date;

(iii)	Each Purchaser shall have performed, in all material respects, all of its obligations and undertakings hereunder required to be performed or complied by it at or prior to the Closing; and

(iv)
Seller has been released from any and all commitments and guarantees Seller may have to the Company or any third parties on behalf of the Company, including the Guarantee. The Parties shall cooperate and use commercially reasonable efforts to take all such steps and to cause any documents supporting the discussions or effecting the foregoing to be provided, executed and delivered as soon as reasonably practicable following receipt of the request from SIDF and in any event on or before the Closing Date.

6.2	All Reasonable Endeavours
Each Party shall use all reasonable endeavours to fulfill the Conditions as soon as possible and at the latest by the Long Stop Date.

6.3	Failure to satisfy the Conditions
If any Condition remains unsatisfied on or is not waived by all Parties on or before the Long Stop Date, Seller may terminate this Agreement by giving notice of termination to the other Party in accordance with Clause 15.

7.	FILINGS; OTHER ACTIONS

7.1
Seller and Purchasers (acting through the Purchasers’ Representative) shall cooperate with each other and take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transaction contemplated by this Agreement as soon as reasonably practicable, including respectively using all their reasonable endeavours to accomplish the following:

(a)	the satisfaction of the Conditions in accordance with Clause 0; and

(b)	the obtaining or making of all necessary consents, approvals, authorizations, filings or notices including but not limited to from SIDF, DMMR and SAGIA.

7.2
It is agreed that Purchasers, represented by the Purchasers’ Representative, and the Company shall lead all discussions with the Governmental Entities. Seller shall have the right to nominate a representative to attend any meeting with a Governmental Entity (including DMMR, SIDF, SAGIA and MOCI) and Purchasers and the Company shall ensure that Seller has reasonable notice ahead of any such meeting.

7.3
Subject to applicable Law and the instructions of any Governmental Entity (including DMMR, SIDF, SAGIA and MOCI), Seller, Purchasers (acting through the Purchasers’ Representative) and the Company (acting other than in its capacity as a Purchaser) each shall keep the others apprised of the status of matters relating to Closing of the Transaction contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Seller, the Company or Purchasers from any Governmental Entity with respect to such transaction.

7.4
In connection with the resignation and removal of the Resigning Directors with effect from the Closing Date, the Company shall take all such steps as may be necessary with DMMR and MOCI and shall submit all such documents as may be required or necessary in order to complete the removal of the Resigning Directors as directors on the Board and their removal from the Company’s Commercial Licence in accordance with Clause 8.6.

8.	CLOSING

8.1	Time and Place of Closing
Closing shall occur on the date on which all of the Conditions have been satisfied, at the offices of Seller’s counsel in Riyadh or such other place or date as may be agreed by the Parties, but in any event by no later than the Long Stop Date.

8.2	Seller Deliverables
At the Closing, Seller shall deliver, or cause to be delivered, to the Purchasers’ Representative on behalf of Purchasers the following:

(a)	A copy of the share certificate representing Seller’s Shares in the Company (being the Sale Shares);

(b)	The signed Tadawul share transfer forms to transfer the Sale Shares to the Purchasers; and

(c)	Resigning Directors’ letters of resignation.

8.3	Purchaser Deliverables
At the Closing, Purchasers shall deliver, or cause to be delivered, to Seller the following:

(a)	The Purchase Price Balance in accordance with Clause 3.5 and Clause 4.1;

(b)	Evidence that all regulatory approvals have been obtained;

(c)	A release in favour of Seller from the Company and the general assembly of the Company of any and all claims and liability related to the ownership of the Sale Shares;

(d)	The signed Tadawul share transfer forms to purchase the Sale Shares from the Seller; and

(e)	Evidence that Seller’s Guarantee has been released.

8.4	At Closing the Company shall:

(a)	update the register of Shareholders of the Company with Tadawul to reflect the transfer of the Sale Shares to the relevant Purchaser; and

(b)
procure that the Board acknowledge the transfer of the Sale Shares to Purchasers and the resignation of the Resigning Directors and that the Board direct that the Chairman execute all such documents, and do all such acts as may be required to duly record such transfer in the share registry and before all relevant authorities.

8.5
No Party shall be obliged to complete the sale and purchase of the Sale Shares unless all of the obligations of the respective Parties which are to be performed on the Closing Date are performed on the same date (to the extent possible) and in accordance with the terms of this Agreement.

8.6
Within no more than five Business Days after Closing and in accordance with Clause 7.4, the Company shall liaise with MOCI in connection with the resignation and removal of the Resigning Directors as directors on the Board of the Company. Within no more than two Business Days after the date of issuance by MOCI of the updated Commercial Licence showing that the Resigning Directors have been removed as directors on the Board (the “Updated Licence”), the Company shall provide a copy of Updated Licence to Seller and Purchasers.

8.7
As soon as reasonably practicable after the Closing Date, and in any event within no more than five Business Days after the Closing Date, the Company and the Purchasers shall notify SAGIA that the Sale Shares have been transferred from the Seller to the Purchasers and shall request that the SAGIA Licence be updated accordingly. Within no more than two Business Days after the date of issuance by SAGIA of the updated SAGIA Licence showing that the Seller is no longer a shareholder in the Company (the “Updated SAGIA Licence”), the Company shall provide a copy of Updated SAGIA Licence to Seller.

9.	WARRANTIES

9.1	Seller’s Warranties
Seller warrants to each Purchaser, that each of the statements made in Part A of Schedule 2 (the “Seller’s Warranties”) is true, accurate and not misleading, on the date of this Agreement and immediately prior to Closing (except that where any Seller Warranty is expressed to be made only at a particular date it is given only at that date).

9.2	Purchasers’ Warranties
Each Purchaser warrants to Seller jointly and severally that each of the statements set out in Part B of Schedule 2 (the “Purchasers’ Warranties”) is true, accurate and not misleading as it relates to it, on the date of this Agreement and immediately prior to Closing (except that where any Purchaser Warranty is expressed to be made only at a particular date it is given only at that date).

9.3	Prompt Disclosure of Breach
Each Party shall promptly notify the other Party in writing if it becomes aware of any matter arising after the date of this Agreement but prior to Closing which would cause any Warranty to become untrue or inaccurate or misleading in any material respect.

9.4	Reliance
Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and in reliance on the Warranties given by the other Parties.

9.5	Scope of Warranties
Each of the Warranties is:

(a)	qualified only by reference to those matters disclosed in this Agreement; and

(b)	separate and independent and, unless expressly provided to the contrary, is not limited by any other provision of the Warranties or ancillary documents.

10.	INDEMNIFICATIONS; REMEDIES

10.1	Survival of Warranties and Undertakings
Purchasers’ Warranties and Seller’s Warranties contained in this Agreement, including the indemnification obligations in this Clause 10, shall survive the Closing for a period of one year.

10.2	No Other Warranties
The Parties hereby agree and accept that the warranties contained in Part A and Part B of Schedule 2 shall be the sole warranties furnished by the Parties in connection with the Transaction (either on the date hereof or on the date of Closing) such that any warranties which are implied by Law are hereby excluded by the Parties to the fullest extent permitted by Law.

10.3	Indemnification Obligations

(a)
Each Purchaser shall, jointly and severally, indemnify and hold harmless Seller and its affiliates, officers, directors, shareholders, employees and other representatives from, against and in respect of any and all Damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to any breach of any: (i) Warranty made by Purchasers in this Agreement; and (ii) agreement or undertaking expressly made by Purchasers in this Agreement.

(b)
Seller shall indemnify and hold harmless each Purchaser from, against and in respect of any and all Damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to any breach of any: (i) Warranty made by Seller in this Agreement; and (ii) agreement or undertaking expressly made by Seller in this Agreement.

10.4	Limitation on Liability
The liability of the Parties shall be limited as follows:

(a)
neither Purchasers, on the one hand, nor Seller, on the other hand, shall be liable in respect of any warranty claim unless the amount of the damages to which the claiming Party would, but for this Clause 10.4(a), be entitled as a result of that claim exceeds an amount equal to SAR 2,000,000 (the “Claim Threshold”), and such items will not be aggregated for purposes of calculating the Deductible;

(b)
neither Purchasers, on the one hand, nor Seller, on the other hand, shall be liable in respect of any warranty claim except to the extent that the amount of damages resulting from any and all claims (other than claims disregarded as contemplated by Clause 10.4(a) above) exceeds in aggregate an amount equal to SAR 10,000,000 (the “Deductible”), and then only to the extent of such excess over the Deductible; and

(c)	the maximum aggregate liability of Purchasers, on the one hand, or Seller, on the other hand, in respect of any and all warranty claims shall not in any case exceed the Purchase Price.

10.5
NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

10.6	Liability in Case of Fraud
Nothing in this Agreement shall exclude or limit the liability of any Party in case of fraud of or fraudulent conduct by such Party under applicable Law.

10.7	Claims Procedures
In the event (i) Seller claims a right to indemnification and payment under Clause 10.3(a), or (ii) a Purchaser claims a right to indemnification and payment under Clause 10.3(b), the claiming Party shall send written notice of such claim to the other Party (a “Notice of Claim”); such Notice of Claim shall be served within one year of the Closing Date (the “Time Limit”). The failure by a Party to notify the other Party shall not relieve a Party from any liability that it may have to the claiming Party with respect to any claim made pursuant to this Clause 10.7 unless the recipient of a Notice of Claim has been materially prejudiced by any such failure to notify or unless the relevant Time Limit has expired. If a Party disputes its liability with respect to such claim, Seller and Purchasers (acting through the Purchasers’ Representative) shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five Business Days following the final determination of the merits and amount of such claim (if any), the owing Party shall pay the other Party an amount equal to such claim as determined hereunder by wire transfer of immediately available funds.

11.	TAX MATTERS
All transfer, documentary, recording, notarial, sales, use, stamp, registration or other similar Taxes or fees, if any, resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) in the Kingdom of Saudi Arabia will be borne by Purchasers. Purchasers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Seller will to the extent required by Law join in the execution of any such Tax Returns or other documentation. Purchasers and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. Purchasers will promptly pay to Seller an amount equal to any Transfer Taxes that are payable under applicable Law but are paid by Seller. For the avoidance of doubt, Transfer Taxes do not include capital gains taxes payable by Seller with respect to the Sale Shares.

12.	FURTHER ASSURANCES
From the date hereof, Seller and Purchasers will, at their respective own cost and expense (except as provided by Clause 11), execute and do (or procure to be executed and done by any other necessary Party) all such deeds, documents, acts and things as the other Party may from time to time reasonably request in order to carry out the intended purpose of this Agreement, the Transaction and the actions and transactions contemplated herein.

13.	NO PARTNERSHIP OR AGENCY
Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between any of the Parties and none of the Parties shall have any authority to bind or commit any other Party in any way.

14.	COSTS
Each Party shall pay the costs and expenses incurred by it in connection with entering into this Agreement and all transactions contemplated hereby, including the fees and expenses of legal counsel, except as otherwise explicitly set forth in this Agreement.

15.	TERMINATION

15.1	Date of Termination
This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)	at any time prior to the Closing Date by unanimous written agreement of Purchasers and Seller;

(b)	by Seller if:

(i)	at any time prior to the Closing Date there is (x) a breach of any of Purchasers’ Warranties herein occurs or (y) an objection from a Governmental Entity in relation to the Transaction;

(ii)	Purchasers fail to pay the Deposit in accordance with Clause 4.2;

(iii)	the Closing does not occur by the Long Stop Date; or

(iv)	there is any change to the rate at which the SAR is pegged to the USD.

15.2	Effect of Termination
If this Agreement is terminated:

(a)
Seller shall retain the Deposit, which shall serve as liquidated damages for lost opportunities (and not as a penalty) in lieu of all other Damages. The Parties hereby acknowledge that the extent of Damages occasioned by termination for any other reason would be impossible or extremely impractical to ascertain and that the amount of the Deposit is a fair and reasonable estimate of the Damages suffered by Seller under the circumstances.

(b)	Each Party:

(i)
is released from the obligation to continue to perform this Agreement except those obligations contained in the Surviving Provisions and each provision of this Agreement necessary for a Party to enforce those Clauses; and

(ii)	retains the rights it has against any other Party for any past breach of the Agreement.

16.	ASSIGNMENT
None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of Seller.

17.	ENTIRE AGREEMENT

17.1	Entire Agreement
This Agreement together with the Transaction Documents constitute the entire agreement between the Parties and supersede any previous oral or written agreements or arrangements between the Parties relating to the subject matter of this Agreement.

17.2	No Reliance
Each Party acknowledges that in entering into this Agreement it has not relied on any express or implied representation, warranty, collateral Contract or other assurance (except those set out in this Agreement) made by or on behalf of any other Party before the entering into of this Agreement. Each Party waives all rights and remedies which might otherwise be available to it in respect of any such representation, warranty, collateral Contract or other assurance.

17.3	Exclusion
Nothing in this Clause 17 limits or excludes any liability for fraud.

18.	NOTICES

18.1	Form
Any notice or other communication to be given under this Agreement must be in writing which includes email, but excludes any other form of electronic communication, and must be delivered or sent by a courier of international repute or email to the Party to whom it is to be given at its address as follows:

(a)	to Seller at:
Trecora Resources
1650 Hwy 6 S., Suite 190
Sugar Land, TX 77478
Attention: Patrick D. Quarles
Email: pquarles@trecora.com

with a copy that shall not constitute notice to:

Baker & McKenzie LLP
700 Louisiana, Suite 3000
Attention: Denmon Sigler
Email: denmon.sigler@bakermckenzie.com

(b)	to Purchasers care of the Purchasers’ Representative:
Address: 4896 Abdulrahma Ibn Ali Al Ash Shaikh - As Sulimaniyah, Riyadh, Kingdom of Saudi Arabia, 12243 - 7504
Attention: Mohammad Aballala
Email: m_aballala@hotmail.com

18.2
The Purchasers acknowledge and agree that the Purchasers' Representative shall represent all of the Purchasers in relation to the Transaction and that any and all notices, approvals, consents or communications made by or received by the Purchasers' Representative shall be made for and on behalf of and shall be binding on the Purchasers.

18.3	Deemed Delivery
Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)
if sent by email, on the date of delivery, if delivered before 3.00 pm (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of actual delivery.

18.4	Proof of Service
In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or in the case of email that the sender has a confirmation that the email was delivered, as the case may be.

18.5	Exceptions
For the avoidance of doubt, this Clause 18 shall not apply in relation to the service of any claim form, notice, Order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

18.6	Change of Details
A Party may notify all other Parties of a change to its name, relevant addressee, address, or email address for the purposes of this Clause 18, provided that such notice shall only be effective on:

(a)	the date specified in the notice as the date on which the change is to take place (provided that date is not prior to the date on which the notice is deemed to be delivered); or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is deemed to be delivered, the fifth Business Day after notice of any change has been given.

19.	VARIATION, WAIVER AND CONSENT

19.1	No Waiver
A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by applicable Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by applicable Law prevents further exercise of the right or remedy or the exercise of another right or remedy.

19.2	Form
No variation or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by or on behalf of each Party (or, in the case of a waiver, by or on behalf of the Party waiving compliance).

19.3	Effectiveness
A variation, waiver or consent under this Agreement is effective only in the specific instance and for the specific purpose for which it is given.

20.	SEVERABILITY

20.1	Severance
If any provision of this Agreement is held by any tribunal or court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, then that provision shall (so far as it is illegal, invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

20.2	Replacement
Any provision of this Agreement held illegal, invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held illegal, invalid or unenforceable. The Parties shall then use all reasonable endeavours to replace the illegal, invalid or unenforceable provision(s) by legal, valid and enforceable substitute provision(s) the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision(s).

21.	GENERAL

21.1	Third Party Rights
A person who is not a party to the Agreement has no right to enforce any term of, or enjoy any benefit under, this Agreement.

21.2	Counterparts
The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by email transmission that includes a copy of the sending Party’s signature(s) is as effective as signing and delivering the counterpart in person.

21.3	Rights and Remedies
Except where this Agreement provides otherwise, the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by applicable Law. Notwithstanding the foregoing, the Parties agree that this Agreement shall not be capable of being rescinded or otherwise being treated as terminated for any reason after Closing. Further provided nothing contained herein will restrict the right of any Party to seek specific performance, injunctive or other equitable relief in connection with any breach or threatened breach of any covenant contained in this Agreement.

21.4	Amendments
The Agreement may be amended or otherwise modified only by written agreement duly executed by each Party.

21.5	Language
The language of this Agreement and the transactions envisaged by it is in English and all notices, demands, requests, statements, certificates or other communications to be given to the Parties in connection with this Agreement must be in English, except where required in law, regulation or practice, in which case those documents shall be in Arabic.

22.	CONTINUING EFFECT
Each provision of this Agreement shall continue in full force and effect after Closing, except to the extent that a provision has been fully performed on or before Closing. For the avoidance of doubt, to the extent the Agreement is terminated, only the Surviving Provisions will continue in full force and effect.

23.	GOVERNING LAW AND SUBMISSION TO ARBITRATION

23.1	Governing Law
The construction, validity and performance of this Agreement, and any non-contractual disputes or clauses arising out of or in connection with this Agreement shall be governed by the Laws of England and Wales.

23.2	Arbitration

(a)
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of the DIFC-LCIA, which rules are deemed to be incorporated by reference into this Clause 23.2.

(b)
The number of arbitrators shall be three. The claimant and the respondent shall each nominate one member of the tribunal. Where there are multiple parties, whether as claimant or as respondent, the multiple claimants (jointly) shall nominate one member of the tribunal and the respondents (jointly) shall nominate one member of the tribunal. The party-nominated arbitrators shall, within 30 days of the response being served on the LCIA, jointly nominate an arbitrator to act as chairman of the tribunal. If they cannot agree on a person within that period, the LCIA Court shall appoint a chairman.

(c)	The seat, or legal place, of arbitration shall be the DIFC-LCIA Arbitration Centre in the Dubai International Financial Centre in the Emirate of Dubai, in the United Arab Emirates.

(d)	The arbitrators shall not be authorized to decide any dispute, controversy or claim ex aequo et bono or as amiable compositeurs but shall strictly apply the Law governing this Agreement.

(e)	The language to be used in the arbitral proceedings and all pleadings and written evidence shall be English.

(f)
The decision of the arbitrators shall be final, binding and enforceable upon the parties and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that the failure of a party to comply with the decision of the arbitrators requires the other parties to apply to any court for enforcement of such award, the non-complying party shall be liable to the other for all costs of such litigation including attorneys’ fees. The Parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief, without breach of this paragraph or abridgement of the powers of the arbitrators. No Party shall be entitled to commence or maintain any action in any court of law upon any matter in dispute until such matter shall have been submitted to, and finally determined under, the dispute resolution and arbitration procedures in this paragraph, and then only for the enforcement of any arbitral award. The Parties irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement, or any claim that any such action, suit or proceeding brought before the arbitrators appointed under this Clause 23.2 has been brought in an inconvenient forum.

(g)	Requests for arbitration should be served in accordance with the notice provisions set out in Clause 18.

[Signature pages follow.]

THIS AGREEMENT has been signed by the Parties (or their duly authorized representatives), in Dubai, United Arab Emirates, on the date stated at the beginning of this Agreement.

TRECORA RESOURCES

By:     /s/ Patrick David Quarles
Name: Patrick David Quarles
Title: President and CEO
PURCHASERS’ REPRESENTATIVE

By:     /s/ Mohammad Aballala
Name: Mohammad Aballala

AL MASANE AL KOBRA MINING CO.

By:     /s/ Mohammad Aballala
Name: Mohammad Aballala

MOHAMMAD ABALLALA

/s/ Mohammad Aballala

IBRAHIM A. MUSALLAM

/s/ Ibrahim A. Musallam

MAJED A. MUSALLAM

/s/ Majed A. Musallam

AYMAN A. ALSHIBL

/s/ Ayman A. Alshibl

SAVAS SAHINB

/s/ Savas Sahinb

ARABIAN MINING COMPANY

By:    /s/ Talal Al Saadi
Name:    Talal Al Saadi
Title:     General Manager

ANNEX I
DEFINITIONS
“Agreement” means this share sale and purchase agreement, including all of the annexes schedules to it, as it may be amended by the Parties from time to time.
“Board” means the board of directors of the Company.
“Business Day” means a day, other than a Friday, Saturday or Sunday on which commercial banks are generally open in Riyadh, KSA, and in New York, NY, United States of America, for normal business.
“Buyback” has the meaning given in Clause 2.3.
“Chairman” means Mohammad Aballala being the chairman of the Company as at the date of this Agreement or such other person that may fulfill the role of chairman of the Company from time to time.
“Chamber of Commerce” means the Chamber of Commerce in Saudi Arabia.
“Claim Threshold” has the meaning given in Clause 10.4(a).
“Closing” means completion of the sale and purchase of the Sale Shares from Seller to Purchasers and payment of the Purchase Price Balance by Purchasers to Seller, in accordance with this Agreement and “Close” and “Closed” shall be construed accordingly.
“Closing Date” means the date on which the Closing occurs.
“Commercial Licence” means the commercial registration licence of the Company issued by MOCI.
“Company” has the meaning given in the preamble of this Agreement.
“Conditions” has the meaning given in Clause 6.
“Contract” means any contract, agreement, lease, license, commitment, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.
“Damages” means all claims, assessments, levies, losses, fines, penalties, damages, judgments (at equity or law) and costs and expenses (including, without limitation court costs, arbitration costs, and reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses).
“Deductible” has the meaning given in Clause 10.4(b).
“Deposit” has the meaning given in Clause 4.2.
“DIFC-LCIA” means the Dubai International Financial Centre-London Court of International Arbitration.
“DMMR” means the Saudi Arabian Deputy Ministry for Mineral Resources.
“Effective Date” has the meaning given in Clause 5.
“Encumbrance” means any option, right to acquire, mortgage, charge, pledge, lien, restriction, security interest, judgment, or other form of security and any agreement to create any of the foregoing.
“Governmental Entity” means a government, local government, statutory or regulatory body, court, governmental authority, department, commission, board, agency or other instrumentality of any country or jurisdiction or any part thereof having jurisdiction over this Agreement, the Company, the business of the Company, any subsidiary of the Company, any Party or any asset or transaction contemplated by this Agreement.
“Guarantee” has the meaning given in Clause 3.7.
“Individual Purchasers” has the meaning given in the preamble of this Agreement.
“KSA” has the meaning given in Clause 1.5(k).
“Law” mean any constitutional provision, law, statute, rule, regulation, ordinance, decree, administrative plans, treaty, convention, approvals, authorizations, registrations, privileges, consents, waivers, exceptions, variances, orders, judgments, written interpretations, court decrees, licenses, exemptions, publications, filings, notices to, declarations of or with or similar requirement of any Governmental Entity along with any interpretation thereof having the force of law by any Governmental Entity, including any amendments, supplements, replacements or other modifications thereto from time to time.
“Loan” has the meaning given in Clause 3.7.
“Long Stop Date” means 25 November 2019.
“Losses” includes, in respect of any matter, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including Tax), disbursements or other liabilities of any nature.
“MOCI” means the Ministry of Commerce and Investment of the KSA.
“Notice of Claim” has the meaning given in Clause 10.7.
“Order” means any order, writ, ruling, decision, verdict, decree, assessment, award (including arbitration awards), judgment, stipulation, injunction or other determination or decision by, before, or under the supervision of any Governmental Entity.
“Parties” means the parties to this Agreement and “Party” means any one of them.
“Purchase Price” has the meaning given in Clause 3.5.
“Purchase Price Balance” means the Purchase Price less the Deposit being SAR 251,440,509.
“Purchasers” has the meaning given in the preamble of this Agreement.
“Purchasers’ Representative” has the meaning given in the preamble of this Agreement.
“Purchasers’ Warranties” has the meaning given in Clause 9.2.
“Representatives” means in respect of a Party, its affiliates, each of the employees, agents, officers, directors, auditors, advisers, debt financiers (including syndicatees), partners, associates, consultants, joint venturers or sub-contractors of that Party.
“Resigning Directors” has the meaning given in Clause 6.1(b)(iv).
“SAGIA” means the Saudi Arabia General Investment Authority.
“SAGIA License” means the foreign investment license issued to the Company at Riyadh by SAGIA, number 993/2 dated 16/7/1428.
“Sale Shares” has the meaning given in Clause 3.1, being 26,467,422 Shares of SAR 10 each.
“SAR” has the meaning given in Clause 1.5(k).
“Seller” has the meaning given in the preamble of this Agreement.
“Seller’s Warranties” has the meaning given in Clause 9.1.
“Shareholder Approval” has the meaning give in Clause 2.3.
“Shareholders” means the shareholders in the Company from time to time.
“Shares” means the ordinary and issued shares in the capital of the Company as at the date of this Agreement.
“Short Form SPA” means the short form share purchase agreement in substantially the form agreed to be signed by the authorised representative of each of the Parties, to be attested before the Chamber of Commerce and to be submitted to SAGIA in connection with the amendment of the SAGIA License if required.
“SIDF” means the Saudi Industrial Development Fund.
“Surviving Provisions” means Clause 1 (Definitions and Interpretation), Clause 10 (Indemnifications; Remedies), Clause 12 (Further Assurances), Clause 15 (Termination), Clause 16 (Assignments), Clause 18 (Notices), Clause 21 (General), Clause 17 (Entire Agreement) and Clause 23 (Governing Law and Submission to Arbitration).
“Tax” means income, excise, profits, excise, stamp, franchise, sales, use, occupation, property, ad valorem and payroll taxes or other taxes, fees, duties, withholding, or other charges of any nature whatsoever imposed by any Governmental Entity as a taxing authority and “Taxes” shall be construed accordingly.
“Time Limit” has the meaning given in Clause 10.7.
“Transaction” means the sale by Seller and the purchase by Purchasers of the Sale Shares in accordance with the terms of this Agreement.
“Transaction Documents” means this Agreement, the Short Form SPA and any other documents that may need to be executed in accordance with this Agreement in order to implement or complete the Transaction.
“Transfer Taxes” has the meaning given in Clause 11.
“Updated Licence” has the meaning given in Clause 8.6.
“Updated SAGIA Licence” has the meaning given in Clause 8.7.
“Warranties” means the Seller’s Warranties and the Purchasers’ Warranties.
“Warrantor” means the Party making the warranty.

ANNEX II
WIRING INSTRUCTIONS
[intentionally omitted]

SCHEDULE 1
SALE SHARES
[intentionally omitted]

SCHEDULE 2
WARRANTIES
PART A: SELLER’S WARRANTIES
Seller warrants to each Purchaser, that each Seller Warranty is true and accurate, on the date of this Agreement and immediately prior to Closing (except that where any Seller Warranty is expressed to be made only at a particular date it is given only at that date):

1.	OWNERSHIP OF SALE SHARES

(a)
Seller is and will be on the Closing Date the record and beneficial owner and holder of the Sale Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Sale Shares.

(b)
The transfer of ownership by Seller to Purchasers of the Sale Shares pursuant to this Agreement and the Company updating the share registry of the Company with Tadawul in respect of the Sale Shares will transfer to Purchasers good and valid title to such Sale Shares, free and clear of all Encumbrances.

2.	QUALIFICATION
Seller has full power, capacity and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

3.	AUTHORIZATION; NON-CONTRAVENTION
Seller has taken all actions for the authorization, execution, delivery and performance of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement constitutes the valid and binding obligations of Purchasers, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (a) materially conflict with, or result in a breach of or default under, any Contract to which Seller is a party or by which Seller or any of its assets are bound or subject, (b) materially contravene any Law or any Order currently in effect, or (c) prevent the sale or purchase of the Sale Shares pursuant to this Agreement.
PART B: PURCHASERS’ WARRANTIES
Each Purchaser jointly and severally warrants to Seller that each Purchaser Warranty is true, accurate and not misleading as it relates to it, on the date of this Agreement and immediately prior to Closing (except that where any Purchaser Warranty is expressed to be made only at a particular date it is given only at that date):

1.	CAPACITY AND CONSEQUENCES OF SALE
Each Purchaser has the requisite capacity, power and authority to enter into and to perform this Agreement.

2.	AUTHORIZATION; NON-CONTRAVENTION
Purchasers has taken all actions for the authorization, execution, delivery and performance of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchasers and, assuming that this Agreement constitutes the valid and binding obligations of Seller, constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement will not, (a) materially conflict with, or result in a breach of or default under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound or subject, (b) materially contravene any Law or any Order currently in effect, or (c) prevent the sale or purchase of the Sale Shares pursuant to this Agreement.

3.	VALID AND ENFORCEABLE OBLIGATIONS
This Agreement will, when executed, constitute legal, valid and binding obligations of each Purchaser, enforceable against it in accordance with its terms.

4.	ADEQUACY OF FUNDS
Each Purchaser has, and will at the Closing have, sufficient immediately available funds in the amount required to pay its respective portion of the Purchase Price as set out in Schedule 1.